FIRST AMENDED SCHEDULE A

To the Fund Administration and Accounting Services Agreement

FEES AND EXPENSES

Fund Administration, and Accounting

A.	For the services rendered under this Agreement, the Fund shall cause to be paid to Northern out of the assets of the Fund the fees defined on the attached Fee Schedule.

B.	For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Fund’s Board of Directors/Trustees.

C.	Out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed and billed by Northern and payable quarterly by or on behalf of the Fund.

1.	ASSET SERVICING FEE SCHEDULE

A DETAILED GLOBAL CUSTODY AND FUND ADMINISTRATION FEE

SCHEDULE

As an organization our approach is one of flexibility and willingness to develop customized solutions to meet individual needs - we hope you find that our fee schedule reflects this philosophy.

Based on the information provided, we have prepared a fee schedule that is transparent and flexible and enables Project Syracuse to:

•	Encourage future growth in assets

•	Increase cost efficiency

•	Benefit from an enhanced range of services

The following fee schedule, for services presumed to be “In-Scope”, was prepared based on preliminary information provided by Project Syracuse.

ASSUMPTIONS

•	Participation in the Advisers Investment Trust umbrella RIC

•	Launch of up to three funds – $200 million at first fund launch

•	Launching one fund with second and third to follow in 12 months

•	Emerging Market Equity Fund

•	Target institutional investors

•	International Equity Institutional Fund

•	Global Equity Institutional Fund

FUND ADMINISTRATION

Tier 1	First $100 million	7.00 basis points
Tier 2	Next $400 million	6.00 basis points
Tier 3	Next $500 million	5.00 basis points
Tier 4	Over $1 billion	4.00 basis points

OTHER COSTS

A charge will be applied for:

•	Market associated execution costs, not limited to but including stamp duty, securities re-registration charges, third-party foreign exchange, third-party fixed deposits, and proxy voting physical representation/ad hoc expenses will be passed through at cost if and as applicable.

•	Services required in respect of any directly held property, derivatives or venture capital/private equity portfolios will be evaluated and priced on a case by case business, according to the level of work involved.

•	The transactions involved in portfolio restructuring such as changing from U.S. portfolio to Global

•	Additional pricing feeds – if per the direction of the Funds Northern Trust was required to obtain a pricing feed not already utilized by Northern Trust.

•	Special performance or financial reporting, if applicable.

OUT OF POCKET EXPENSES

Customary out of pocket expenses will apply. The list below is representative but not exhaustive. A final list will be described in a services agreement. We are happy to work together to imbed these out-of-pockets, to the extent possible, in our service fee arrangements perhaps by utilizing caps of numbers of investors or volumes and adding incremental increases above caps by the Trust.

FUND ADMINISTRATION:

Out of pocket expenses generally include:

•	Fund proxy costs — production, mailing and shareholder vote tabulation and solicitation

•	Retention of records charges if it is a significant volume

•	Print and production costs for financial reports and required shareholder reporting

FUND ACCOUNTING:

Generally there are no out-of-pocket expenses associated with Fund Accounting assuming Northern Trust’s standard pricing feeds are utilized.

MINIMUM ANNUAL FEE

An annual minimum fee for all Northern Trust services is $125,000.

The obligations to pay the fees hereunder do not commence until the date of the initial public sale of shares of each Fund.

Effective: September 8, 2014

ADVISERS INVESTMENT TRUST	THE NORTHERN TRUST COMPANY

By: /s/ Dina Tantra	By: /s/ Michelle Roblee
Name: Dina Tantra	Name: Michelle Roblee
Title: President	Title: Senior Vice President